Exhibit 99.1
ZONAGEN REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS;
PROVIDES UPDATE ON PROELLEX™ CLINICAL PROGRAM
          THE WOODLANDS, Texas—(BUSINESS WIRE)—March 13, 2006—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) today announced financial results for the year and fourth quarter ended December 31, 2005 and provided an update on the Proellex™ clinical program.
Financial Results
          Total revenues for 2005 were $634,000 as compared to $257,000 for 2004. Research and development grants for 2005 were $4,000 as compared to $118,000 for 2004 relating to the Company’s Small Business Innovative Research (“SBIR”) grants. Interest income increased 506% to $630,000 for 2005 as compared to $104,000 for 2004 primarily due to an increase in interest rates and an increase in marketable securities as a result of the completion of our follow-on public offering on February 1, 2005 in which we received approximately $18.1 million in net proceeds.
          Research and development (“R&D”) expenses include contracted research, regulatory affairs activities and general research and development expenses. R&D expenses increased 144% to $6.1 million in 2005, as compared to $2.5 million in 2004. The increase in 2005 was primarily due to an increase of $3.8 million related to the Company’s clinical development programs for Proellex and Androxal™, partially offset by a decrease of $308,000 in costs associated with the 2004 impairment of our patent portfolio related to our vaccine adjuvants, prostate cancer vaccines and hCG immuno-contraceptive vaccine.
          General and administrative (“G&A”) expenses increased 27% to $1.9 million for 2005 as compared to $1.5 million for 2004. The increase in expenses is primarily due to an increase in professional services in the amount of $280,000, which includes a nonrecurring $200,000 reimbursement in 2004 of the deductible from the Company’s directors’ and officers’ insurance policy relating to the Company’s previous class action lawsuit, personnel costs in the amount of $185,000, costs associated with strategic administrative fees in the amount of $99,000 and investor relations expenses in the amount of $63,000, offset by a decrease in costs associated with potential funding activities in the amount of $117,000, and a $60,000 decrease in non-cash stock option compensation expense.
          Net loss for the three-month period ended December 31, 2005, was ($2.3) million or ($0.22) per share as compared to a net loss of ($744,000) or ($0.15) per share for the same period in the prior year and was ($7.4) million or ($0.77) per share for the twelve-month period ended December 31, 2005 as compared to ($3.7) million or ($0.72) per share for the same period in the prior year. The increase in loss per share for the three-month and twelve-month periods ended December 31, 2005 was primarily due to an increase in clinical research activities relating to the Company’s two products, Androxal and Proellex.
          As of December 31, 2005, Zonagen had cash, cash equivalents and marketable securities of approximately $16.8 million as compared to $5.5 million at December 31, 2004 and had 10,079,601 shares of common stock outstanding on December 31, 2005. As of February 28, 2006, Zonagen had cash, cash equivalents and marketable securities of approximately $16.0 million and had 10,145,962 shares of common stock outstanding.

Proellex Clinical Update
          Zonagen also announced that it received approval to start its Phase 2 study of Proellex for the treatment of endometriosis. This European Phase 2 study will enroll 40 women and compare three doses of double blinded Proellex against open label Lupron®, the current standard of care, for up to six months of treatment. The Company believes it will have reportable interim three-month results from the study in the fourth quarter of this year.
          Proellex is also being studied in a U.S. Phase 2 trial for the treatment of uterine fibroids. As previously announced, this study will enroll 150 patients and will compare two doses of Proellex versus placebo in a double-blind design. Data from this trial is not expected until at least late Q3, 2006.
About Zonagen
          Zonagen is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex, the Company’s lead compound is an antiprogestin currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects approximately 13 million women in the U.S. and results in 600,000 hysterectomies each year. Proellex is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. Androxal, the Company’s other program in late clinical development is designed to restore testosterone production and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency, a condition that has been linked to osteoporosis, low libido and reduced muscle mass in men.
For more information, please visit www.zonagen.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2005. This document is available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ZONAGEN, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Revenues
Research and development grants	$—	$—	$4	$118
Interest income	174	28	630	104
Other income	—	—	—	35

Total revenues	174	28	634	257

Expenses
Research and development	1,869	557	6,101	2,471
General and administrative	567	215	1,924	1,483

Total expenses	2,436	772	8,025	3,954

Net loss	$(2,262)	$(744)	$(7,391)	$(3,697)

Net loss per share - basic and diluted	$(0.22)	$(0.15)	$(0.77)	$(0.72)

Shares used in loss per share calculation:
Basic	10,080	4,993	9,647	5,117
Diluted	10,080	4,993	9,647	5,117

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

Cash and cash equivalents	$2,165	$736
Marketable securities	14,667	4,800
Other currents assets	231	34
Fixed assets (net)	19	18
Other assets (net)	600	1,018

Total assets	$17,682	$6,606

Accounts payable and accrued expenses	$727	$614
Stockholders’ equity	16,955	5,992

Total liabilities and stockholders’ equity	$17,682	$6,606

Contacts
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447